Exhibit 10.2

INCENTIVE AGREEMENT

FOR THE GRANT OF RESTRICTED STOCK UNITS

UNDER THE

TIDEWATER INC. 2017 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is entered into as of [            ], 2017 (the “Date of Grant”) by and between Tidewater Inc., a Delaware corporation (“Tidewater” and, together with its subsidiaries, the “Company”), and [                    ] (the “Employee”). Capitalized terms used, but not defined, in this Agreement have the respective meanings provided in the Tidewater Inc. 2017 Stock Incentive Plan (the “Plan”).

WHEREAS, the Employee is a key employee of the Company and the Company considers it desirable and in its best interest that the Employee be given an added incentive to advance the interests of the Company in the form of restricted stock units payable in shares of common stock of Tidewater, $0.001 par value per share (the “Common Stock”) in accordance with the Plan.

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants contained in this Agreement, it is agreed by and between the parties as follows:

I.

Restricted Stock Units

1.1    Restricted Stock Units. Effective on the Date of Grant, Tidewater hereby grants to the Employee [                    ] restricted stock units (the “RSUs”), subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.

1.2    Award Restrictions. Except as otherwise provided by the Plan, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily. The Employee shall have no rights, including, but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Employee, or as otherwise provided in the Plan or this Agreement.

1.3    Vesting Terms.

(a)    Time-Based Vesting. Upon vesting under the terms and conditions of the Plan and this Agreement, each RSU represents the right to receive from Tidewater one share of Common Stock, free of any restrictions, and any amounts, securities, and property notionally credited to the Employee’s Account (as defined in Section 2.1) with respect to such RSU.

(b)    Vesting Schedule. The RSUs shall vest in installments as follows, if, except as provided in Section 1.4, the Employee remains employed by the Company on such dates:

Percentage of RSUs	Vesting Date
one-third	first anniversary of the Date of Grant

one-third	second anniversary of the Date of Grant

one-third	third anniversary of the Date of Grant

1.4    Effect of Termination of Employment.

(a)    In the event that the Employee’s employment is terminated by the Company without Cause, or Employee resigns for Good Reason, all RSUs shall immediately vest as of such termination or resignation date, and shall be settled in accordance with Section 2.2.

(b)    If Employee’s employment is terminated by the Company for Cause, all outstanding RSUs shall be forfeited by Employee with no consideration or benefit.

(c)    Except as otherwise expressly provided in this Section 1.4 or as otherwise determined by the Committee in its sole discretion, termination of employment shall result in forfeiture of all unvested RSUs unless such termination is, in effect, a transfer of employment from one entity to another within the Company.

II.

Dividend Equivalents and the Issuance of Shares Upon Vesting

2.1    Restricted Stock Unit Account and Dividend Equivalents. Tidewater shall maintain an account (the “Account”) on its books in the name of the Employee. Such Account shall reflect the number of RSUs awarded to the Employee, as such number may be adjusted under the terms of the Plan and this Agreement, as well as any additional RSUs, cash, or other securities or property credited as a result of dividend equivalents, administered as follows:

(a)    The Account shall be for recordkeeping purposes only, and no assets or other amounts shall be set aside from Tidewater’s general assets with respect to such Account.

(b)    If Tidewater declares a cash dividend, or any other securities or other property are distributed to stockholders, between the Date of Grant and the date the RSUs vest and pay out under this Agreement, the Employee’s Account will be credited with a cash amount equal to the fair market value of such dividend or distribution or, at the Committee’s discretion, the securities or property comprising such dividend or distribution. Any cash amount or securities or other property credited to an Employee’s Account pursuant to this Section 2.1(b) shall vest and be paid to the Employee, or be forfeited, at the same time and on the same terms as the RSUs to which they relate.

(c)    If dividends are declared and paid in the form of shares of Common Stock rather than cash, then the Employee’s Account will be credited with one additional RSU for each share of Common Stock that would have been received as a dividend had the Employee’s outstanding RSUs been shares of Common Stock on such date. Such additional RSUs credited shall vest and be paid to the Employee, or be forfeited, at the same time and on the same terms as the RSUs to which they relate.

2.2    Issuance of Shares of Common Stock. As soon as practicable following the date any RSUs vest under this Agreement, but no later than 30 days after such date, the number of shares of Common Stock to which the Employee is entitled under this Agreement shall be transferred to the Employee or his or her nominee via book entry free of restrictions or, upon the Employee’s request, Tidewater shall cause a stock certificate to be issued in the name of the Employee or his or her nominee. Upon issuance of such shares, the Employee is free to hold or dispose of such shares, subject to applicable securities laws and any internal company policy then in effect and applicable to the Employee, such as Tidewater’s Policy Statement on Insider Trading and Executive Stock Ownership Guidelines.

III.

Defined Terms

The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan. Wherever the following capitalized terms are used in this Agreement, they shall have the meanings specified below:

3.1    “Cause,” as determined in the sole discretion of the Committee, means either (a) the willful and continued failure of the Employee to substantially perform his or her duties with the Company (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Employee by his or her direct supervisor that (i) specifically identifies the manner in which the Employee’s direct supervisor believes that the Employee has not substantially performed his or her duties and (ii) provides the Employee with (1) an opportunity to discuss the alleged conduct with the Employee’s direct supervisor, and (2) with respect to conduct that is susceptible of cure (as determined by the Committee in its sole discretion), a reasonable opportunity (but in no event more than thirty (30) days) to cure; (b) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (c) the Employee’s indictment for, conviction of, or guilty or no contest plea to, a felony or any crime involving dishonesty; (d) the Employee’s willful misappropriation of Company funds, or any other willful act of personal dishonesty that is a material violation of the Company’s policies; or (e) the Employee’s material breach of any of the covenants set forth in Section 5 of this Agreement (or any similar covenants to which the Employee may be subject from time to time in connection with the Employee’s employment with the Company). For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Committee or upon the written instructions of a senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

3.2    “Good Reason” means the existence of any of the following, without the Employee’s written consent: (a) a material diminution in the Employee’s base salary or target annual bonus opportunity, except for any across-the-board reductions approved by the Committee that affect all similarly situated employees of the Company; (b) a material diminution in the Employee’s authority, duties, or responsibilities [such that the Employee is no longer working in an executive or management position]1[taken as a whole]2; or (c) a change to the Employee’s work location requiring the Employee to be based more than 50 miles from the location at which he or she primarily provides services to the Company as of the Date of Grant; provided, in each case, that the Employee’s termination shall not be considered to have been with Good Reason unless he or she provides written notice to the Committee of the condition constituting Good Reason within 90 days of its initial occurrence and such condition remains uncured for at least 30 days following the Committee’s receipt of such notice.

IV.

Recovery Right of Tidewater

Tidewater has the right to recover any RSUs or shares of Common Stock issued under the Plan to the Employee if (a) the grant, vesting, or value of such awards was based on the achievement of financial results that were subsequently the subject of a restatement; (b) the Employee is subject to Tidewater’s Executive Compensation Recovery Policy; (c) the Employee engaged in intentional misconduct that caused or partially caused the need for the restatement; and (d) the effect of the restatement was to decrease the financial results such that such grant would not have been earned or would have had a lesser value. The Employee accepts the RSUs and shares of Common Stock subject to such recovery rights of Tidewater and in the event Tidewater exercises such rights, the Employee shall promptly return the RSUs or shares of Common Stock to Tidewater upon demand. If the Employee no longer holds the RSUs or shares of Common Stock at the time of demand by Tidewater, the Employee shall pay to Tidewater, without interest, all cash, securities, or other assets received by the Employee upon the sale or transfer of such shares. Tidewater may, if it chooses, effect such recovery by withholding from other amounts due to the Employee by Tidewater.

V.

Restrictive Covenants

5.1    Non-Disclosure of Confidential Information. The Employee shall hold in a fiduciary capacity and for the benefit of the Company all Confidential Information that shall have been obtained by the Employee during his or her employment (whether prior to or after the Date of Grant) and shall use such Confidential Information solely in the good-faith performance of his or her duties for the Company. During his or her employment and after his or her termination of employment, the Employee agrees (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his or her possession. In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee shall give the Company, unless it is unlawful to do so, prompt prior written notice of such

[1]	For executives
[2]	For non-executives.

required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Notwithstanding the foregoing, the Employee understands that nothing contained in this Agreement limits his or her ability: (x) to file a charge or complaint with any federal, state, or local governmental agency or commission (“Government Agencies”); (y) to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, without notice to the Company; or (z) to receive an award for information provided to any Government Agency.

5.2    Covenant Not to Compete. During the Employee’s term of employment and for one (1) year thereafter, the Employee agrees that he or she will not engage in competitive activities within any jurisdiction specified in Appendix A so long as the Company carries on a like line of business therein (collectively, the “Restricted Area”), as follows:

(a)    The Employee will not, directly or indirectly, for himself or herself or others or in association with any other person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his or her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Restricted Business within any of the Restricted Area; provided, however, that nothing contained herein shall prohibit the Employee from making passive investments as long as the Employee does not beneficially own more than 1% of the equity interests of a publicly traded business enterprise engaged in the Restricted Business within any of the Restricted Area. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 promulgated under the 1934 Act.

(b)    The Employee will not, directly or indirectly, for himself or herself or others or in association with any other person, solicit any customer of the Restricted Business or of the Company, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Company for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously established relationship existing between such customer, supplier, licensee, or business relation and the Company.

5.3    Non-Solicitation. During the Employee’s term of employment and for two (2) year thereafter (the “Restricted Period”), the Employee agrees that he or she will not, directly or indirectly, for himself or herself or others or in association with any other person, make contact with any of the employees or independent contractors of the Company for the purpose of soliciting such employee or independent contractor for hire, whether as an employee or independent contractor, or for the purpose of inducing such person to leave the employ of the Company or cease providing services to the Company, or otherwise to disrupt the relationship of such person with the Company. In addition, during the Restricted Period, the Employee will not hire, on behalf of himself or herself or any company engaged in the Restricted Business, any employee of the Company, whether or not such engagement is solicited by the Employee.

5.4    Injunctive Relief; Other Remedies. The Employee acknowledges that a breach or threatened breach by the Employee of this Section 5 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Section 5, the Company shall be entitled to injunctive relief to prevent or curtail any such breach of threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. Nothing contained herein shall be deemed to impair the Employee’s right to indemnification pursuant to (a) Tidewater’s certificate of incorporation or by-laws, (b) any Company insurance policy, (c) any indemnification agreement Employee may have with the Company, or (d) any policy, plan, or program maintained or sponsored by the Company.

5.5    Employee’s Understanding of this Section 5. The Employee acknowledges that the definition of Restricted Business, as well as the geographic and temporal scope of the covenants contained in this Section 5 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Employee, (b) the nature and wide geographic scope of the operations of the Company, and (c) the Employee’s level of control over and contact with the business and operations of the Company.

5.6    Confidential Information. For purposes of this Section 5, “Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company, that is not publicly known, whether or not marked confidential, including, without limitation, information relating to any (a) services, projects, or jobs; (b) estimating or bidding procedures; (c) bidding strategies; (d) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (e) trade secrets; (f) marketing data, strategies, or techniques; (g) financial reports, budgets, projections, and cost analyses; (h) pricing information, codes, and analyses; (i) employee lists; (j) customer records, customer lists, and customer source lists; (k) confidential filings with any government agency; and (l) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information shall not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party of a confidentiality obligation owed to the Company).

VI.

Withholding Taxes

Notwithstanding Section 13(b) of the Plan, if the Employee is subject to Section 16 of the 1934 Act, the Committee may not disapprove of the Employee’s right to make an Election with respect to the RSUs as provided in Section 13(a) of the Plan. At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the vesting and payout of the RSUs, unless the Employee has previously provided the Company with payment of all applicable withholding taxes, the Company shall withhold, from the shares of Common Stock to be issued upon the vesting of the RSUs shares with a value equal to the maximum statutory amount required to be withheld. As provided in the Plan, the value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the Tax Date.

VII.

No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VIII.

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.

IX.

Amendment, Modification or Termination

The Committee may amend, modify, or terminate any RSUs at any time prior to vesting in any manner not inconsistent with the terms of the Plan. Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of the Employee hereunder without his or her consent.

X.

Inconsistent Provisions

The RSUs granted hereby are subject to the provisions of the Plan, as in effect on the Date of Grant and as it may be amended. In the event any provision of this Agreement conflicts with such a provision of the Plan, the Plan provision shall control. The Employee acknowledges that a copy of the Plan was distributed to the Employee and that the Employee was advised to review such Plan prior to entering into this Agreement. The Employee waives the right to claim that the provisions of the Plan are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives, and successors.

XI.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

XII.

Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Employee and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

XIII.

Electronic Delivery and Execution of Documents

13.1    Tidewater may, in its sole discretion, deliver any documents related to the Employee’s current or future participation in the Plan or any other equity compensation plan of Tidewater by electronic means or request Employee’s consent to the terms of an award by electronic means. Such documents may include the plan, any grant notice, this Agreement, the plan prospectus, and any reports of Tidewater provided generally to Tidewater’s stockholders. In addition, the Employee may deliver any grant notice or award agreement to Tidewater or to such third party involved in administering the applicable plan as Tidewater may designate from time to time. By accepting the terms of this Agreement, the Employee also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system established and maintained by Tidewater or a third party designated by Tidewater.

13.2    The Employee acknowledges that the Employee has read Section 13.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 13.1. The Employee acknowledges that he or she may receive from Tidewater a paper copy of any documents delivered electronically at no cost to the Employee by contacting Tidewater by telephone or in writing.

XIV.

Entire Agreement; Modification

The Plan and this Agreement constitute the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not be modified without the approval of the Committee and the Employee, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of this Agreement shall be void and ineffective for all purposes.

* * * * * * * * * * * * *

By clicking the “Accept” button, the Employee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Employee has reviewed the Plan, this Agreement, and the prospectus in their entirety and fully understands all provisions of this Agreement. The Employee agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

Appendix B

Restricted Area

For Purposes of the Non-Compete Covenant

Parishes of the State of Louisiana	Jurisdictions Outside Louisiana
Acadia
Allen	Texas Counties:
Ascension	Harris
Assumption	Sabine
Avoyelles	Orange
Beauregard	Jefferson
Calcasieu	Chambers
Cameron	Galveston
East Baton Rouge	Montgomery
East Feliciana	Brazoria
Evangeline	Matagorda
Iberia	Jackson Calhoun
Iberville	Victoria
Jefferson	Aransas
Jefferson Davis	Kleberg
Lafayette	San Patricio
Lafourche	Nueces
Livingston	Kenedy
Orleans	Willacy
Plaquemines	Cameron
Pointe Coupee	Dallas
Rapides	Tarrant
St. Bernard	Johnson
St. Charles	Ellis
St. Helena
St. James	Florida Counties:
St. John the Baptist	Broward
St. Landry	Dade
St. Martin	Palm Beach
St. Mary	St. John’s
St. Tammany	Duval
Tangipahoa	Manatee
Terrebonne	Pinellas
Vermillion	Hillsborough
Washington	Escambia
West Baton Rouge	Okaloosa
West Feliciana	Santa Rosa

Alabama Counties:
Mobile
Baldwin

Mississippi Counties:

Hancock

Jackson

Pearl River

Harrison

The Parties acknowledge and agree that the Company is a company with extensive worldwide and offshore operations and it is the Parties’ intent that the non-competition covenant be given as broad a geographic effect as is lawful. Accordingly, in addition to the foregoing specified locations, it is the Parties’ intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide, to the extent that the Employee would seek to provide prohibited services to a company in competition with the Company in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the Parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the non-competition covenant is enforceable.